Exhibit 99.1

WorldHeart Submits IDE Application for a Pivotal Bridge-to-Transplant Study of the Levacor™ VAD

Oakland, California – January 8, 2009 (NASDAQ: WHRT) World Heart Corporation (“WorldHeart”) announced today that it has submitted an Investigational Device Exemption (“IDE”) application to the US Food and Drug Administration (“FDA” or the “Agency”) for a pivotal Bridge-to-Transplant (“BTT”) study of the Levacor™ Ventricular Assist Device (“VAD”).

The IDE application includes detailed device information, including design and in vitro and in vivo preclinical testing protocols and results.  The submission also encompasses an Investigational Plan and extensive study-related materials.  The Levacor VAD is intended for use, inside and outside of the hospital, as a BTT in cardiac transplant candidates with presumed non-reversible left ventricular failure.  The proposed primary study endpoint comprises survival to heart transplantation, explant for myocardial recovery, or survival to 180 days on device support.

“This IDE submission marks an important milestone for WorldHeart,” commented Mr. Jal S. Jassawalla, President and CEO of WorldHeart.  “We look forward to the FDA’s initial review of this submission and will answer, in supplemental submissions, any Agency questions or requests.  We are eager to progress to the clinical study stage in collaboration with many key clinicians in this field who have expressed a strong interest in participating.”

WorldHeart’s Levacor VAD, a fourth-generation rotary VAD, is the only bearingless, fully magnetically levitated implantable centrifugal rotary pump to have seen clinical use.  In contrast with second- and third-generation pumps with blood-immersed mechanical or hydrodynamic bearings, the Levacor uses full magnetic levitation to suspend the spinning rotor, eliminating wear within the pump and allowing greater clearances around the rotor for blood flow.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems.  WorldHeart is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and Herkenbosch, The Netherlands.  WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements regarding WorldHeart’s ability to obtain FDA approval for the Levacor™ VAD and the conduct of the proposed clinical study, as well as other statements that can be identified by the use of forward-looking language, such as “will” or “intends”, or by discussions of strategy or intentions. Investors are cautioned that all forward looking statements involve risk and uncertainties, including without limitation: WorldHeart’s ability to obtain FDA approval for the Levacor™ VAD, risks in product development and market acceptance of and demand for WorldHeart’s products; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-KSB/A for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2008 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008.